Exchange Traded Concepts

We are writing with regards to the Combined Proxy Statement and Prospectus dated August 24, 2020 (the “Proxy”) for two series of the ETF Managers Trust, ETFMG Prime Cyber Security ETF (HACK) and ETFMG Prime Mobile Payments ETF (IPAY) (both, the “Funds”). According to proxy solicitation records, your firm holds shares of a significant number of beneficial owners of either HACK and/or IPAY. Additionally, according to the records, shares held by your firm on behalf of its clients have not been voted at all or otherwise have not cast proxy voting instructions.

Given the significant amount of shares of one or more of the Funds held by your clients, it is imperative that they (or you, if you are authorized on their behalf) to participate in the voting of this Proxy. The meeting of shareholders has been adjourned twice for lack of a quorum, due in part to you and your clients' non-responsiveness to the Proxy. This lack of participation is concerning.

As your organization is no doubt aware, you are required by the U.S. securities laws and New York Stock Exchange rules to timely distribute proxy materials to the beneficial owners for which you hold shares, including if it involves going through other securities intermediaries to reach a beneficial owner . Given that we have seen no activity from the shareholders in your accounts, we respectfully request that you confirm to us that you have, in fact, distributed the proxy materials to your clients. Additionally, given the importance of this proposal to the Fund and its shareholders, we ask that you follow up with your clients who hold shares in the Funds and remind them to cast their vote or provide you with instructions to cast their vote. For your convenience, we have attached the latest reminder to shareholders on ways they can vote and who they may contact if they have questions.

We understand and appreciate the importance of protecting shareholders' privacy and that there are certain laws in the U.S. and Europe aimed at protecting the privacy of individuals and their personally identifiable information. However, note that our request to you does not involve the transfer of any personal data to us or another third party that may raise issues under those laws. We are simply asking you to confirm you have fulfilled your obligations under the relevant securities and listing exchange laws governing the Funds and respectfully request that you follow up with your clients to assist us in this very important matter.

If you have questions about any of the foregoing, please do not hesitate to contact me at 1-405-778-8377 or garrett@exchangetradedconcepts.com. Otherwise, we look forward to receipt of your confirmation of distribution of the Proxy materials and the participation of your clients in this important and highly beneficial process for shareholders.

Sincerely,
/s/ J. Garrett Stevens
J. Garrett Stevens

10900 Hefner Pointe Drive, Suite 401 Oklahoma City, OK 73120	(405) 778-8377